                               State of Delaware
                       Office of the Secretary of State

                       --------------------------------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "UTILICORP UNITED INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF MAY, A.D. 1998, AT 4 O'CLOCK P.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.











             SECRETARY'S OFFICE          /s/ Edward J. Freel
                                         -----------------------------------
            1793  DELAWARE  1855         Edward J. Freel, Secretary of State


                                         AUTHENTICATION:         9077921
2101053  8100
                                                   DATE:         05-13-98
981182779

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                             UTILICORP UNITED INC.


     UtiliCorp United Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     The Amendments to the Corporation's Certificate of Incorporation set forth in the following resolutions approved by the Corporation's Board of Directors and Stockholders were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

     1. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Four, Section 1 to read in its entirety as follows:

              Section 1. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred Thirty Million (230,000,000) shares, of which Two Hundred Million (200,000,000) shares shall be common stock, of the par value of One Dollar ($1.00) per share (hereinafter referred to as "Common Stock"), Ten Million (10,000,000) shares shall be preference stock, without par value (hereinafter referred to as "Preference Stock") and Twenty Million (20,000,000) shares shall be Class A Common Stock, of the par value of One Dollar ($1.00) per share (hereinafter referred to as "Class A Common Stock").

     2. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Four, Section 2A(1) to read in its entirety as follows:

              (1) SERIES AND VARIATIONS BETWEEN SERIES. The Preference Stock may be divided into and issued in series. The Board of Directors is hereby expressly authorized to cause such shares to be issued from time to time in series, and, by resolution adopted prior to the issue of shares of a particular series, to fix and determine the following with respect to such series, as to which matters the shares of a particular series may vary from those of any or all other series:

                   (a) the distinctive serial designation of the shares of such series;

                   (b)  the dividend rate thereof;


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               (c)  the date from which dividends on shares issued prior to the date for payment of the first dividend thereon shall be cumulative;

               (d) the redemption price or prices and the terms of redemption (except as fixed in this Division A);

               (e) the terms and amount of any sinking fund for the purchase or redemption thereof;

               (f) the terms and conditions, if any, under which said shares may be converted;

               (g) the amounts payable thereon upon the involuntary liquidation, dissolution or winding up of the corporation; and

               (h) the voting rights, full or limited, or the voting power, if any, of shares of such series.

          Except as the shares of a particular series may vary from those of any or all other series in the foregoing respects, all of the shares of the Preference Stock, regardless of series, shall in all respects be equal and shall have the preferences, rights, privileges and restrictions herein fixed.

     3. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Four, Section 2A(5) to read in its entirety as follows:

          (5) VOTING RIGHTS. Any particular series of Preference Stock shall have such voting rights as shall be designated in a resolution passed by the Board of Directors establishing such series.

     4. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Nine, Section 2 to read in its entirety as follows:

          Section 2. Special meetings of the stockholders may be called by the President, by the Board of Directors, by the holders of not less than a majority of all outstanding shares entitled to vote at such meetings or by such other officers or persons as may be provided in the Bylaws.

     5. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Nine, Section 3 to read in its entirety as follows:

          Section 3. At all elections of directors of the Corporation, each stockholder shall be entitled to one vote per share as to each director to be elected and no


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     shareholder shall have the right to cast votes in the aggregate or to cumulate votes for the election of any director; provided, however, that at any special meeting of stockholders called at the request of any holder of the Preference Stock entitled to make such a request pursuant to the provisions of Section 2A of Article Four and at the next and succeeding annual meetings of stockholders until termination of the voting powers of the Preference Stock, the holders of the Preference Stock, voting separately as a class, shall be entitled to elect two directors of the Corporation and the holders of the Common Stock shall be entitled to elect the remaining directors of the Corporation in accordance with this Section.

     6. RESOLVED, that the Certificate of Incorporation of the Corporation be amended by amending Article Nine, Section 4 to read in its entirety as follows:

          Section 4. At a meeting called expressly for that purpose, directors may be removed in the manner provided in this Section. Such meeting shall be held at the registered office or principal business office of the Corporation in this state or in the city or county of the state in which the principal business office of the Corporation is located. The entire Board of Directors may be removed as provided in
     Section 3 of Article Six of this Certificate of Incorporation. If less than the entire Board is to be removed, no one of the Directors may be removed without cause. Whenever the holders of the shares of any class or series are entitled to elect one or more directors by the provisions of this Certificate of Incorporation, the provisions of this section shall apply, in respect of the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. This Section may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock (as defined in Article Eight) of the Corporation.

     IN WITNESS WHEREOF, UtiliCorp United Inc. has caused this Certificate to be signed and attested by its duly authorized officers this 12th day of May, 1998.


                                    UTILICORP UNITED INC.



(Corporate Seal)                    By: /s/ Dale J. Wolf
                                       -----------------------------------
                                    Name:  Dale J. Wolf
                                    Title: Vice President


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